EXHIBIT 99.1

Array BioPharma Amends Facility Lease

- Plans to Consolidate All Laboratory Operations in Longmont -

BOULDER, Colo., Aug. 5 /PRNewswire-FirstCall/ — Array BioPharma Inc. (Nasdaq: ARRY) today announced an agreement to amend its Longmont, Colorado facilities leases. The agreement extends the lease term for Array’s current 75,000 square foot laboratory facility to May 31, 2013 if certain conditions are met. Array also has three five-year options to extend each lease. In addition, Array has the option to expand its leased space by up to an additional 80,000 square feet and the right to purchase the buildings it occupies.

“This agreement allows us to expand our facilities in Longmont and consolidate all research and laboratory-based development in one location,” said Michael Carruthers, Chief Financial Officer. “We believe this consolidation will improve research productivity and communications, and will reduce operating costs.”

Array currently leases two facilities in Boulder County, Colorado — one in Longmont and one in Boulder. The Boulder lease ends in March 2008. Array has the right to extend the Boulder lease or allow it to terminate.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases. Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets. In addition, leading pharmaceutical and biotechnology companies access Array’s drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of August 5, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.